Exhibit 19.1

BRAZE, INC.
INSIDER TRADING POLICY

POLICY PRINCIPLES

•Employees, members of our board of directors (the “Board”), officers, other applicable members of management and designated consultants (each a “Covered Person,” and collectively, “Covered Persons”) of Braze, Inc. and its subsidiaries (together, the “Company” or “Braze”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in Braze’s securities.

•Covered Persons who are aware of material nonpublic information relating to Braze may not engage in transactions in Braze’s securities except as permitted by this Insider Trading Policy (this “Policy”) and applicable law.

•Covered Persons may not disclose material nonpublic information outside of Braze unless the disclosure is made in accordance with Braze’s Corporate Disclosure Policy or is otherwise authorized by Braze’s disclosure committee (the “Disclosure Committee”).

•Covered Persons may not disclose material nonpublic information to persons within Braze whose jobs do not require them to have that information.

•Covered Persons may not recommend the purchase or sale of any Braze securities.

•Changes to this Policy require approval by the Board or a duly appointed committee of the Board.

POLICY Q&A

Policy Scope and Purpose

Q: Why do we have an insider trading policy?

A: During the course of your relationship with the Company, you may receive material information that is not yet publicly available (“material nonpublic information”) about Braze or other publicly traded companies with which Braze has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell or otherwise transact in Braze’s securities or the securities of another publicly traded company. This Policy sets forth guidelines with respect to transactions in Braze securities by Covered Persons and any other person subject to this Policy.

Q: Who is subject to this Policy?

A:    This Policy applies to you and all other Covered Persons, without regard to where they are located in the U.S. or internationally. This Policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and, unless otherwise determined by Braze, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in Braze’s securities. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

In addition, if you are a Covered Person, you and your Related Persons are subject to the quarterly trading blackout periods described below.

Q: Whose responsibility is it to comply with this Policy?

A: Covered Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Braze and to not engage in transactions in Braze’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Braze or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Q: What transactions are subject to this Policy?

A:    This Policy applies to all transactions in securities issued by Braze, as well as derivative securities that are not issued by Braze, such as exchange-traded put or call options or swaps relating to Braze’s securities. Accordingly, for purposes of this Policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of Braze’s Class A common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Insider Trading and Material Nonpublic Information

Q: What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about Braze or another publicly traded company and you trade in Braze’s or such other company’s securities, you have broken the law.

Q: Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

Q: What is material information?

A: It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material. Courts and regulators often second-guess materiality determinations with the benefit of hindsight. If you have any uncertainty about whether nonpublic information is material, you should consult with the General Counsel and otherwise treat it as if it were material.

Q: What are examples of material information?

A: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this Policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•financial results or forecasts;
•gain or loss of a significant customer;
•significant changes or developments in vendors and technology partners;
•events regarding Braze’s securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in Braze’s dividend policies or amounts);
•acquisitions, dispositions or other strategic plans or transactions;
•major contracts or contract cancellations;
•significant changes to our pricing model for our products and services;
•new, significant product releases;
•material changes to Braze’s platforms features or functionality;
•significant deviations in product functionality (such as bugs or downtime), material data breaches, data privacy incidents or other material security incidents;
•changes in top management or the Board;
•financial restatements or significant write-offs;
•employee layoffs;
•a disruption in Braze’s operations or breach of or unauthorized access to its platform infrastructure;
•proxy fights;
•actual or threatened major litigation, Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;
•the occurrence of a significant cybersecurity incident;
•impending bankruptcy; and
•communications with government agencies other than in the normal course of business.

Q: When is information considered public?

A:    The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this Policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, Braze may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with Braze’s Corporate Disclosure Policy or otherwise authorized by the Disclosure Committee.

Q: Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, members of the Board, and others who don’t even work at Braze or the applicable public company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Q: What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?

A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Braze or any other public company at the time of the transaction.

Q: Do the U.S. securities laws take into account mitigating circumstances, like avoiding a loss or planning a transaction before I had material nonpublic information?

A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Braze’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q: What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?

A:    That is called “tipping” and it also may constitute insider trading. In this scenario, you are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about Braze or any other public company with which Braze has a business relationship with anyone outside of Braze, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with Braze’s Corporate Disclosure Policy and its other policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about Braze or companies with which Braze does business.

You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, member of the Board or consultant of the Company (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell Braze’s securities at any time, or (b) disclose material nonpublic information to persons within Braze whose jobs do not require them to have that material nonpublic information, or outside of Braze to other persons (unless the disclosure is made in accordance with Braze’s Corporate Disclosure Policy and its other policies regarding the protection or authorized external disclosure of information regarding the Company).

Q: What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?

A:    That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Braze’s Class A common stock or other securities or any derivative security related to Braze’s Class A common stock, since that could be a form of tipping.

Q: Does this Policy or the insider trading laws apply to me if I work outside the U.S.?

A: Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a member of the Board, employee or consultant of the Company, Braze’s policies apply to you no matter where you work.

Q: Am I restricted from trading securities of any companies other than Braze, for example a customer or competitor?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Braze, you sometimes obtain sensitive, material information about other companies and their business dealings with Braze.

Insider trading can also include the purchase and sale of securities of a company “economically linked” to Braze while you are in possession of material nonpublic information about Braze. Accordingly, you should not trade, or recommend that another person trade, in the securities of another company at any time you have material non-public information learned in the course of your employment at Braze that is likely to affect the share price of that company. Non-public information that may affect the stock price of another company includes Braze’s financial results, acquisition offers for Braze, or any other information that once made public may impact the stock price of key vendors, key competitors, key customers of Braze, or other companies who are in confidential discussions with Braze. Further, due to this risk, we expect that employees and members of the Board will not trade in the stock of any company that may be “economically linked” to Braze during our “quarterly trading blackout periods” (discussed in more detail below). If you have any questions regarding if a company is “economically linked” to Braze, please contact our General Counsel, or if no individual currently holds such position, then Braze’s Chief Financial Officer (either the General Counsel or the Chief Financial Officer, for purposes of this policy, the “Compliance Coordinator”).

Q: So when can I buy or sell my Braze securities?

A: If you are aware of material nonpublic information, you may not buy or sell any securities of Braze until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of this Policy. As discussed further below, even if you are not aware of any material nonpublic information, you may not trade any Braze securities during any trading “blackout” period that applies to you. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods that may apply to you and may be announced by email.

Blackout Periods

Q: What is a quarterly trading blackout period?

A: To minimize the appearance and risk of insider trading by Covered Persons and their Related Persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Company securities. That means that, except as described in this Policy, all Covered Persons and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two full trading days have has elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Braze securities if you are otherwise in possession of material nonpublic information.

Q: What are Braze’s quarterly trading blackout periods?

A: Each “quarterly trading blackout period” will generally begin at the end of the 15th day of the third month of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter.

Q: Can Braze’s quarterly trading blackout periods change?

A. The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades by Covered Persons or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

Q: Does Braze have blackout periods other than quarterly trading blackout periods?

A: Yes. From time to time, an event may occur that is material to Braze and is known by only a few officers, members of the Board and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer, General Counsel or Compliance Officer (as defined in Braze’s Code of Business Conduct and Ethics) may not trade in Braze’s securities. In that situation, Braze will notify the designated individuals that neither they nor their Related Persons may trade in Braze’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

Q:    If I am subject to a blackout period and I have an open order to buy or sell Braze securities on the date a blackout period commences, can I leave the order open and execute the trade?

A: No, unless it is in connection with a 10b5-1 Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 Trading Plan, you will have violated this Policy and may also have violated insider trading laws, and in both cases, may be subject to penalties.

Q: Am I subject to trading blackout periods if I am no longer a Covered Person?

A: It depends. If your employment with Braze ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Braze ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to the trading blackout period after you leave Braze, you should not trade in Braze securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.

Q: Does the quarterly trading blackout apply to the securities of any companies other than Braze?

A:    Yes. We expect that employees and members of the Board will not trade in the securities of any company that is “economically linked” to Braze during our trading blackouts. “Economically linked” companies are those companies who you can reasonably expect to have their stock price rise or fall as a result of the announcement of our financial results, and can include partners, targets, key vendors, key competitors or key customers. If you have any questions regarding if a company is “economically linked” to Braze, please contact our Compliance Coordinator.

Q: Are there any exceptions to this Policy?

A:    The only exceptions to this Policy are those specifically noted below.

Q:    Can I exercise options granted to me by Braze, or participate in Braze’s employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?

A:    Yes. You may purchase shares by exercising your options or participating in Braze’s employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due in connection with such purchase) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information. If you plan to sell any of your shares to cover the exercise price or any related taxes, you must effect this transaction during an open trading window when you are not aware of material nonpublic information.

Q: What tax withholding transactions are not restricted by this Policy?

A:    This Policy does not apply to the surrender of shares directly to Braze to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units issued by the Company. Of course, any market sale of the stock received upon exercise or settlement of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Q: Are mutual funds holding Braze securities subject to the trading blackout periods?

A:    No. You may trade in mutual funds holding Braze securities at any time.

Q: What are the rules that apply to 10b5-1 Automatic Trading Programs?

A: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell a company’s securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of Company securities pursuant to that 10b5-1 Trading Plan are not subject to this Policy. To be properly established, a person’s 10b5-1 Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 Trading Plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating to Braze and when you were not otherwise subject to a trading blackout period. Moreover, all 10b5-1 Trading Plans to be adopted by Covered Persons and their Related Persons must be reviewed and approved by the Company in accordance with Braze’s Rule 10b5-1 Trading Plan Guidelines before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws. See “Pre-Clearance of Transactions in Braze Securities” below.

Q:    Can I gift Braze securities while I possess material nonpublic information or during a trading blackout period?

A:    Because of the potential for the appearance of impropriety, as a general matter gifts of Braze securities should only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period. For example, charities that receive gifted stock typically immediately sell the stock into the public market, potentially subjecting you to “tipper” liability if you were in possession of material nonpublic information at the time of the gift. You may only make bona fide gifts of Braze securities when you are aware of material nonpublic information or during a trading blackout period applicable to you if the gift has been pre-cleared by the Compliance Coordinator or an officer or employee of the Company designated with the authority to pre-clear such gift by the Compliance Coordinator. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. Braze may choose to shorten or extend these periods in its sole discretion.

Q: Are purchases of Braze securities in a 401(k) plan allowed by this Policy?

A:    This Policy does not apply to purchases of Braze’s securities in Braze’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under this 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Braze stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Braze stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of your Braze stock fund; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Braze stock fund.

Margin Accounts, Pledging Shares, Hedging and Other Speculation in Braze Securities

Q: Can I purchase Braze securities on margin or hold them in a margin account?

A:    No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase Braze securities. Holding Braze’s securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase Braze securities on margin or hold them in a margin account at any time.

Q: Can I pledge my Braze shares as collateral for a loan?

A:    Generally, no. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan except in limited circumstances pre-approved by our Board or our nominating and corporate governance committee of the Board.

Q: What is problematic about margin accounts and pledged securities?

A:    Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Braze’s securities, Covered Persons are prohibited from holding Braze securities in a margin account, and are generally prohibited from pledging Braze securities as collateral for a loan except in limited circumstances pre-approved by our Board or our nominating and corporate governance committee of the Board.

Q: Can I hedge my ownership position in the Company?

A: No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by this Policy.

Q: Why are hedging transactions prohibited?

A:    Such transactions may permit a person subject to this Policy to continue to own Braze securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Braze’s other stockholders. As the goal of Braze’s equity compensation and other equity policies is to align the economic interests of our employees, officers, members of the Board and stockholders with respect to the success of Braze, we do not want employees, officers or members of the Board to have equity incentives that may be contrary to or otherwise in conflict with what is best for our other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.

Q: Am I allowed to trade derivative securities of Braze common stock?

A: No. You may not trade in derivative securities related to any class of Braze’s common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of any class of Braze’s common stock at any time.

Q: What are derivative securities?

A:    “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under Braze’s equity compensation plans, which are not derivative securities for purposes of this Policy.

Q: What is short selling?

A:    “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

Q: Why does Braze prohibit trading in derivative securities and short selling?

A:    Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying shares of common stock, and encourages speculative trading. Braze is dedicated to building stockholder value; short selling any class of Braze’s common stock conflicts with its values, creates a potential conflict of interest for the short-selling employee, officer or member of the Board and would not be well-received by its stockholders.

Q:    What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?

A:    The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

Q: What are the concerns about standing and limit orders?

A:    Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. Braze therefore discourages placing standing or limit orders on its securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved 10b5-1 Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance of Transactions in Braze Securities

Q: Who is required to pre-clear and provide advance notice of transactions?

A:    In addition to the requirements above, officers, members of our Board and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in Braze’s securities without first obtaining pre-clearance of the transaction from the Compliance Coordinator (or the Compliance Coordinator’s designee) at least two business days in advance of the proposed transaction. The Compliance Coordinator will determine whether the transaction may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act in accordance with Braze’s Section 16 Compliance Program. Typically, pre-cleared transactions (other than gifts) not completed within two business days will require new pre-clearance. The Compliance Coordinator may pre-clear a transaction for a shorter or longer period of time if warranted in the Compliance Coordinator’s reasonable discretion; provided, that any pre-cleared transaction must be completed prior to the start of the next quarterly blackout period.

Any trade subject to pre-clearance may also be subject to Braze’s Section 16 Compliance Program. Accordingly, Braze’s Section 16 Compliance Program should be read in conjunction with this Policy and reviewed by any officer, member of the Board or other member of management who is subject to the foregoing pre-clearance requirements prior to effecting a transaction in Braze’s securities.

Q:    Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?

A:    Yes. Persons subject to pre-clearance must also give advance notice to the Compliance Coordinator of their plans to exercise an outstanding stock option. Once any transaction takes place, the officer, member of the Board or applicable member of management must immediately notify the Compliance Coordinator so that the Company may assist in any Section 16 reporting obligations in accordance with Braze’s Section 16 Compliance Program.

Q: What additional requirements apply to individuals subject to Section 16?

A:    Officers and members of the Board who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Sanctions and Other Information

Q: What happens if I violate this Policy?

A:    Violating Braze’s policies, including this Policy, may result in disciplinary action, which may include termination of your employment or other relationship with Braze. Additionally, violations of this Policy may also constitute violations of U.S. securities laws which could subject you to criminal or other legal liability.

Q: What are the sanctions if I trade on material nonpublic information or tip off someone else?

A:    In addition to disciplinary action by Braze—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

Q: What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q: Who should I contact if I have questions about this Policy or specific trades?

A: You should email the Compliance Coordinator at ITPquestions@braze.com.

Q: Do changes to this Policy require approval by the Board?

A: Yes. Changes to this Policy require approval by the Board or a duly appointed committee of the Board.

Approved by the Board of Directors: November 4, 4021

Effective: November 16, 2021; last amended: December 9, 2024